Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	November 23, 2009
Contact:	John B. Williamson, III President, Chairman and CEO
Telephone:	540-777-3810

RGC RESOURCES, INC.

ANNUAL AND FOURTH QUARTER FINANCIAL RESULTS

ROANOKE, Va. (November 23, 2009)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $4,869,010 or $2.19 per average share outstanding for the fiscal year ended September 30, 2009. This compares to consolidated earnings of $4,221,134 or $1.92 per average share outstanding for the year ended September 30, 2008, and reflects an earnings per share increase of 14 percent. President, Chairman and CEO John Williamson attributed the improvement in earnings to improvement in gross margins and lower interest expense.

Net income for the three months ended September 30, 2009 was $138,764 or $0.06 per average share outstanding compared to a loss of $78,171 or $0.04 per average share outstanding for the quarter ended September 30, 2008. The majority of the

Company’s sales occur in the winter months and as a result, the Company’s third and fourth quarters normally reflect earnings losses. Williamson attributed the positive earnings in the fourth quarter of this year primarily to reduced depreciation expense as a result of updated depreciation rates applied to natural gas distribution facilities.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the fourth quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2009	2008	2009	2008

Revenues	$8,731,787	$9,178,906	$82,184,473	$94,636,826
Cost of sales	4,099,333	4,342,349	55,108,549	68,723,214

Gross Margin	4,632,454	4,836,557	27,075,924	25,913,612
Other operating expenses	3,938,286	4,535,390	17,301,499	17,040,964
Interest expense	463,413	459,815	1,918,106	2,033,082

Income (loss) from continuing operations before income taxes	230,755	(158,648)	7,856,319	6,839,566
Income tax expense (benefit) from continuing operations	91,991	(80,477)	2,987,309	2,581,742

Income (loss) from continuing operations	138,764	(78,171)	4,869,010	4,257,824
Loss from discontinued operations, net of income taxes	—	—	—	(36,690)

Net income (loss)	138,764	(78,171)	4,869,010	4,221,134

Basic earnings per share of common stock:
Income (loss) from continuing operations	$0.06	$(0.04)	$2.19	$1.94
Discontinued operations	—	—	—	(0.02)

Net income (loss)	$0.06	$(0.04)	$2.19	$1.92

Diluted earnings per share of common stock:
Income (loss) from continuing operations	$0.06	$(0.04)	$2.18	$1.93
Discontinued operations	—	—	—	(0.02)

Net income (loss)	$0.06	$(0.04)	$2.18	$1.91

Cash dividends declared per common share	$0.3200	$0.3125	$1.2800	$1.2500

Weighted average number of common shares outstanding:
Basic	2,235,878	2,209,205	2,223,727	2,201,263
Diluted	2,242,861	2,209,205	2,231,040	2,211,226

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,
	2009	2008
Assets
Current assets	$34,117,578	$38,411,852
Total property, plant and equipment, net	78,509,170	75,608,072
Other assets	6,175,144	4,107,790

Total Assets	$118,801,892	$118,127,714

Liabilities and Stockholders’ Equity
Current liabilities	$21,294,542	$31,615,687
Long-term debt	28,000,000	23,000,000
Deferred credits and other liabilities	24,707,479	19,788,969

Total Liabilities	74,002,021	74,404,656
Stockholders’ Equity	44,799,871	43,723,058

Total Liabilities and Stockholders’ Equity	$118,801,892	$118,127,714